Exhibit 5.1

1271 Avenue of the Americas |New York, NY 10020

blankrome.com

April 5, 2023

The Board of Directors

Safe & Green Holdings Corp.

990 Biscayne Blvd., Suite 501

Miami, Florida 33132

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Safe & Green Holdings Corp., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 (“Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof relating to the registration for resale, under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), by the entities named in the Registration Statement (the “Selling Stockholders”) of up to an aggregate of 2,760,675 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), comprising the following:

1.	925,000 shares of common stock (the “Common Shares”) issuable pursuant to the terms of that certain Equity Purchase Agreement, dated as of February 7, 2023 (the “Equity Purchase Agreement”), by and between the Company and Peak One Opportunity Fund, L.P. (“Peak One”);

2.	75,000 shares of common stock (the “Commitment Shares”) issued to Peak One Investments, LLC (“Peak One Investments”) as commitment shares pursuant to the Equity Purchase Agreement (Peak One Investments is the General Partner of Peak One, both of which are Delaware entities);

3.	up to 1,210,675 shares of common stock (the “Debenture Shares”) issuable upon the conversion of the Company’s 8% convertible debenture, including conversion of $88,000 of accrued interest based on the floor price (the “Debenture”) issued to Peak One;

4.	up to 500,000 shares of common stock (the “Warrant Shares”) issuable upon the exercise of warrants (“Warrants”) issued to Peak One Investments pursuant to the terms of that certain Securities Purchase Agreement, dated February 7, 2023 (the “Securities Purchase Agreement”), between the Company and Peak One; and

5.	50,000 shares of common stock (“SPA Commitment Shares”) issued to Peak One Investments as commitment shares pursuant to the Securities Purchase Agreement.

As counsel to the Company, we have examined the Registration Statement, the Debenture, the Warrants, the Equity Purchase Agreement, the Securities Purchase Agreement and the originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the filing of the Registration Statement as it relates to the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

We have assumed that the Company will, at the time of any issuance of the Shares have a sufficient number of authorized but unissued shares of common stock pursuant to its Amended and Restated Certificate of Incorporation, as amended, to so issue the relevant number of Shares. We have also assumed that, at or prior to the time of the delivery of any of the Debenture Shares and the Warrant Shares, there will not have occurred any change in the law or the facts affecting the validity of the Debenture Shares and the Warrant Shares.

Based upon the foregoing, it is our opinion that:

1.	The Common Shares have been duly and validly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Equity Purchase Agreement, the Common Shares will be validly issued, fully paid and non-assessable.

2.	The Commitment Shares and the SPA Commitment Shares are validly issued, fully paid and non-assessable.

3.	The Debenture Shares have been duly and validly authorized for issuance and, when issued by the Company and delivered by the Company upon the valid conversion of the Debenture, in accordance with and in the manner described in the Registration Statement, the Securities Purchase Agreement and the Debenture, the Debenture Shares will be validly issued, fully paid and non-assessable.

4.	The Warrant Shares have been duly and validly authorized for issuance and, when issued by the Company and delivered by the Company and upon the valid exercise of the Warrants and against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement, the Securities Purchase Agreement and the Warrants, will be validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution) and the federal laws of the United States of America, as in effect on the date hereof.

This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention. This opinion is delivered solely in connection with the consummation of the transactions described herein, and may not be relied upon by you for any other purpose nor by any other person for any purpose.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Company’s Registration Statement relating to the issuance and sale of the Shares. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BLANK ROME LLP

BLANK ROME LLP